DATED THIS 16th DAY OF October 2024

BETWEEN

The Parties whose names are listed in Schedule 1

as the Investor

AND

Evvo Labs Pte. Ltd. as the Company

AND

Wong Yee Leong

as the Founder

SUBSCRIPTION AGREEMENT

TABLE OF CONTENTS

THIS AGREEMENT is dated this 16th day of October 2024

PARTIES

(1) **The party whose name is listed in Schedule 1** (the "**Investor**")

(2) **Evvo Labs Pte. Ltd.** (Registration Number: 201118918G), a company duly incorporated in Singapore and having its registered office at 28 Genting Lane #05-07 Singapore 349585 (the "**Company**"); and

(3) **Wong Yee Leong** (Singapore NRIC Number S1650086J) of 52 Lorong K Telok Kurau #01-06 Singapore 425780 (the "**Founder**").

(Each a "**Party**" and together, the "**Parties**").

WHEREAS

(A) The Company was incorporated in Singapore on 09 August 2011 and has, at the date of this Agreement, an issued and paid-up share capital of CA$1,500,000 divided into 29,411 shares and S$2,500,000 divided into 588,236 shares. The relevant particulars of the Group Companies (as defined below) are set out in **Schedule 2**.

(B) The Company proposes to raise additional capital that will result in the Company receiving capital from the Investor at the Pre-Money Valuation (as defined below).

(C) The Investor desire to invest in the Company and to subscribe for shares in the share capital of the Company, on the terms and subject to the conditions contained in this Agreement.

IT IS AGREED:

1. DEFINITIONS AND INTERPRETATION

1.1 In this Agreement and in the Schedules, unless the context otherwise requires:

Accounts	means the audited (or unaudited if exempted from audit) financial statements, management reports, relevant balance sheets, profit and loss accounts, cash flow statements and related notes together with all documents which are or would be required by law to be annexed to the accounts of each of the Group Companies, to be laid down in a general meeting for the accounting period in question;
Active Companies	means Evvo Labs Pte. Ltd.;
Affiliate	means any person or entity which the Company and/or the Founder, directly or indirectly, through one or more intermediaries or otherwise, control
Amended Articles	means the amended articles of association of the Company in the agreed form;
Applicable Laws	means, with respect to any person, any and all applicable constitutions, treaties, statutes, laws, by-laws, regulations, ordinances, codes, rules, rulings, judgments, rules of common law, orders, decrees, awards, injunctions or any form of decisions, determinations or requirements of or made or issued by, governmental, statutory, regulatory, administrative, supervisory or judicial authorities or bodies (including without limitation, any relevant stock exchange or

	securities council) or any court, arbitrator or tribunal with competent jurisdiction, whether in Singapore or elsewhere, as amended or modified from time to time, and to which such person is subject;
Articles	means the articles of association of the Company;
Board	means the board of directors of the Company;
Business	means the business of the Group Companies which is the provision of range of managed cybersecurity services and solutions to government, MNCs, and enterprise.;
Business Day	means a day other than a Saturday, Sunday or public holiday in Singapore, on which banks are open in Singapore for general commercial business;
Closing	means the fulfilment of the obligations for subscription by the Investor and the allotment, and issuance by the Company of Subscription Shares pursuant to Clause 11;
Closing Date	means the 3rd Business Day after the last of the conditions precedent in Clause 4.1 is satisfied or waived in accordance with this Agreement (or such other date as the Company and the Investor may agree);
Closing Provisions	means the Party' obligations as set out in Clause 11.2 and 11.3;
Company's Bank Account	means the bank account of the Company with the following details: Account Name: Evvo Labs Pte Ltd Account Number: 629-856-204-001 Bank Name: Overseas-Chinese Banking Corporation Limited Bank Address: 65 Chulia Street, OCBC Centre, Singapore 049513 Swift Code: OCBCSGSG Bank Code: 7339
Confidential Information	means the terms of this Agreement, the terms of any preceding term sheet, any information received by any Party from another Party in relation to this Agreement which is confidential and proprietary to the disclosing Party (including any information which is marked as 'confidential' by the disclosing Party), but does not include any information which is or has become generally available in the public domain (other than through a breach of the confidentiality obligations in this Agreement);
Consolidated Group Audited Accounts	means the audited consolidated accounts of the Group Companies for the Financial Period;
Consolidated Group Management Accounts	means the unaudited consolidated accounts of the Group Companies for the Financial Period;
Consolidated Group Management Accounts Date	means 31 December 2023;

Consideration	shall have the meaning ascribed to it in Clause 3.1.1;
Data	means any data or information (including any personal data), in whatever form;
Encumbrance	means an interest or power reserved in or over an interest in any asset or created or otherwise arising in or over any interest in any asset under a security agreement, any mortgage, assignment of receivables, debenture, lien, hypothecation, charge, pledge, title retention, right to acquire, security interest, option, pre-emptive or other similar right, right of first refusal, restriction, third-party right or interest by way of, or having similar commercial effect to, security for the payment of a debt, any other monetary obligation or the performance of any other obligation and includes, without limitation, any other encumbrance, condition or security interest whatsoever;
Existing Shareholders' Agreements	means the Terms of Agreement entered into by the Shareholders as at the date of this Agreement;
Financial Period	means the years ended 31December 2021, 31 December 2022, 31 December 2023];
Financial Year	means the period in respect of which an audited (or unaudited if exempted from audit) profit and loss account of each Group Company has or is to be prepared for the purpose of laying before each Group Company at its annual general meeting, and "**Financial Quarter**" shall mean every period of three consecutive months starting from the beginning of that Financial Year;
Group or Group Companies	means collectively, the Company and its subsidiaries and their representative offices set out in Schedule 2;
IPO	means initial public offering of the securities of the Company on NASDAQ or such other stock exchange as may be approved by the Investor;
Key Persons	means any key executives, including the Founder, who hold positions in the top management tier of the Company or other key members of the Group, such as chief executive officer, chief financial officer, chief technological officer and other similar positions;
material nature	means the occurrence of any fact, matter, event or circumstance which directly relates to the Company and/or the Group that results in or could reasonably be expected to result in a material adverse effect amounting to a value of no less than US$100,000 on the net assets, business, liabilities, financial condition, or results of operations of the Company and/or the Group;
Pre-Money Valuation	means the pre-money valuation of the Company at S$30m;
shares	means shares in the share capital of the Company or its

	subsidiaries
Shareholders	means the shareholders of the Company;
Shareholders' Resolution	means the resolution passed by the Shareholders;
S$	means the lawful currency of Singapore;
Subscription Shares	shall have the meaning ascribed to it in Clause 2.1.1;
Tax and Taxation	includes: (a) all forms of taxation, duties, impost, levies and rates whenever created or imposed in any and all relevant jurisdictions in which the Group Companies operate their business and without prejudice to the generality of the foregoing and where the context so admits, shall include income tax, property tax, capital duty, stamp duty, sales tax, payroll tax, withholding tax, rates, customs and excise duties, and generally any tax, duty, impost, levy or rate or any amount payable to the revenue customs or fiscal authorities of any and all relevant jurisdictions; (b) all amounts equal to any deprivation of any relief, allowance, set-off or deduction in computing profits or right to repayment of taxation granted by or pursuant to legislation concerning or otherwise relating to taxation; and (c) all costs, interest, penalties, charges and expenses incidental or in relation to any of the above;
US$	means the lawful currency of the United States of America;
Warranties	means the warranties contained in Clause 7 and **Schedule 5**;
Warrantors	means the Company and the Founder, and each a Warrantor; and
%	means percentage.

1.1 Headings are for convenience only and do not affect interpretation.

1.2 Words denoting the singular shall include the plural and vice versa, and references to one gender include the other gender.

1.3 Words denoting persons include individuals, corporations, companies, partnerships, firms, joint ventures, syndicates, or other business enterprises, and include their respective estates, personal representatives, successors in title or permitted assigns (as the case may be) and if there is more than one person, their obligations and liabilities shall be joint and several.

1.4 If a word or phrase is defined, its other grammatical forms have corresponding meaning.

1.5 Any reference to a recital, clause, schedule, or party is to the relevant recital, clause, schedule, or party of or to this Agreement, and any reference to this Agreement or any of its provisions

include all amendments and modifications made to this Agreement in accordance with the terms herein from time to time in force.

1.6 Any reference to legislation, subsidiary legislation or other rules and regulations enacted by any government agency, body or other regulatory authority includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.

1.7 Any reference to "writing" or cognate expressions includes any communications effected by telex, cable facsimile transmission, electronic mail, or other modes of reproducing words in visible form.

1.8 Any reference to an "agreement" includes any undertaking, deed, agreement, and legally enforceable arrangement whether in writing and a reference to a document includes an agreement (as so defined) in writing and any certificate, notice, instrument, and document of any kind.

1.9 If any period is specified from a given day, or the day of a given act or event, it is to be calculated exclusive of that day and if any expiry of a period of time falls on a day which is not a Business Day, then that period is to be deemed to only expire on the next Business Day.

2. SUBSCRIPTION OF SHARES

2.1 Shares Subscription

2.1.1 Subject to the terms and conditions of this Agreement, the Company shall allot and issue, and the Investor shall subscribe for the number of shares in the Company set out against the name of the relevant Investor in **Schedule 1** (the "**Subscription Shares**"),free from all Encumbrances and ranking *pari passu* with all other existing Shares in respect of all voting rights, dividends, entitlements and privileges attached to the existing Shares as of and including the Closing Date.

2.2 Waiver of Pre-emption Rights

Each of the Founder and the Company jointly and severally undertakes to procure, before Closing, the waiver by all existing Shareholders of:

(a) all rights of pre-emption conferred on the existing Shareholders under the existing Articles, the Existing Shareholders' Agreements or in any other way, and any consents required with respect to all allotments and issuances of the Subscription Shares pursuant to the Subscription; and

(b) the Company's compliance with its obligations under the relevant provisions of the existing Articles in relation to such allotments and issuances (except insofar as any such obligation is set out in this Agreement).

3. SUBSCRIPTION CONSIDERATION

3.1 Consideration

3.1.1 The consideration to be paid by the Investor for the allotment and issuance of the Subscription Shares ("**Consideration**") shall be the amount as stated against their names in **Schedule 1**.

3.2 Use of Proceeds

The Founder and the Company hereby jointly and severally undertake to the Investor that, unless the Investor otherwise agree in writing, the proceeds received will be used for working capital and Business expansion.

4. CONDITIONS PRECEDENT

4.1 The obligation of the Investor to subscribe and make payment for the Subscription Shares at Closing is conditional upon the Investor being satisfied in their absolute discretion that the following conditions have been fulfilled (if not otherwise waived by the Investor) on or prior to the Closing Date in accordance with this Clause 4:

(a) the completion of a due diligence exercise in respect of the legal, financial and tax affairs of each of the Group Companies to the satisfaction of the Investor;

(b) all necessary approvals and consents (including from all relevant governmental or regulatory authorities and other third parties) (if any) having been obtained from all jurisdictions where the Group Companies have operations or subsidiaries in respect of the Company's entry into this Agreement;

4.2 The Investor may in its sole and absolute discretion waive (in whole or in part) in writing any, or all of the conditions in Clause 4.1 above.

4.3 The Parties (other than the Investor) shall use their reasonable efforts to ensure that all conditions in Clause 4.1 will be fulfilled without delay and shall co-operate with each other to the extent reasonably required in order to fully effectuate the transactions contemplated herein.

4.4 If, at any time, any of the Company or the Founder becomes aware of a fact or circumstance that might prevent the satisfaction of any condition set out in Clause 4.1, it/he/she shall, as soon as reasonably practicable, inform the Investor of the matter.

4.5 In the event that any of the conditions in Clause 4.1 are not fulfilled or not waived by the Investor on or before the Closing, the Investor shall, by way of written notice, (a) elect to terminate this Agreement without liability on their part; (b) effect Closing as far as practicable; or (c) fix a new date for Closing in which the foregoing provisions in this Clause 4 shall apply.

5. CONDUCT BEFORE THE CLOSING

5.1 From the date of this Agreement until the Closing (and except for any matter or thing hereafter done or omitted to be done to the extent required under this Agreement or otherwise at the request in writing or with the approval in writing of the Investor), each of the Company and the Founder hereby jointly and severally undertakes with the Investor that, and each of the Company and the Founder shall procure that:

(a) the Group Companies shall take all reasonable steps to preserve and protect the Group Companies' assets and goodwill (including its existing relationships with customers and suppliers) and act at all times in the best interests of the Group Companies;

(b) the Group Companies shall carry on its operations in the ordinary and usual course of business, consistent with past practice and existing policies and in accordance with Applicable Laws;

(c) upon reasonable advance notice and upon the request of any Investor, the Group Companies shall permit such Investor making such request to have any of their authorised directors, employees, representatives or agents, at such Investor's own cost, visit and inspect any of the Group Companies' properties, examine any Group Company's books of accounts and records, and discuss any Group Company's affairs, finances and accounts with its officers during normal business hours of the relevant Group Company;

(d) the Company and the Founder shall confer with the Investor on all matters of a material nature relating to the Group Companies and their businesses;

(e) neither the Company nor any Group Company shall carry out or enter into any arrangement or agreement to carry out any action of a material nature which will materially and adversely impact the value of the Company and any Group Company, including the matters listed below:

(i) the acquisition or disposal of any asset of the Company or any Group Company, in each case, involving consideration, expenditure or liabilities in excess of S$100,000; and

(ii) the declaration, authorisation or payment by the Company or any Group Company of any dividend or other distribution (whether in cash, stock or in kind) or the reduction, purchase or redemption of any part of the paid-up share capital of the Company or Group Company (as the case may be); and

(f) neither the Company nor any Group Company shall carry out or enter into any arrangement or agreement to carry out any action which will result in any change in their respective share capital, the management or constitution of their board of directors, or a change of control of the Company (save as otherwise contemplated under this Agreement) or a change in the Company's control of any Group Company.

5.2 Nothing in Clause 5.1 shall operate so as to restrict or prevent any of the following:

(a) any action required or expressly contemplated by this Agreement;

(b) any action reasonably undertaken by the Company, the Founder or any Group Company in the case of an emergency or disaster or other serious incident or circumstance with the intention of minimising any adverse effect on the Company or any Group Company (and of which the Investor will be notified as soon as reasonably practicable);

(c) taking any action that the Company, the Founder or any Group Company reasonably considers is required to be undertaken in order to comply with any law or regulation (including the requirements of any Applicable Laws) in the best interests of the Company or Group Company provided that the Company and the Founder:

(i) consult in good faith with the Investor prior to taking any such action to the extent reasonably practicable; and

(ii) take account of any reasonable requests of the Investor with respect to such action.

5.3 Each of the Company and the Founder further jointly and severally undertakes with the Investor to notify the Investor in writing promptly if it/he becomes aware of any breach of the undertakings contained in this Clause 5.

6. PUT OPTION

6.1 In consideration of the Investor agreeing to enter into this Agreement, the Company hereby, irrevocably grants to the Investor a put option ("**Put Option**") to require the Company (as the case may be) to purchase from the relevant Investor at any one time during the period of twenty-five (25) months commencing from the Closing ("**Put Option Period**") all of the relevant Subscription Shares held by such Investor for an aggregate consideration equal to the relevant Consideration amount (the "**Option Price**"), if any of the following events occur :

(a) that there is any gross negligence, wilful misconduct or fraud on the part of the Company;

(b) in the view of the Investor, in their absolute discretion and acting reasonably, the Company does not take steps by 30 June 2025 to commence preparation for the IPO by way of appointing the appropriate relevant professional parties customarily engaged for an IPO;

(c) the Company does not submit the Form F-1 Registration Statement with the U.S. Securities and Exchange Commission (or such other equivalent filing or regulatory authority applicable to the securities exchange on which the Listing is proposed to take

place) within 18 months from the Closing, or such later date as the Company and the Investor may agree in writing; or

provided that, where the events in Clauses 6.1(a), 6.1(b) or 6.1(c) occur, the Investor is entitled to exercise the Put Option against the Company

6.2 The Put Option may be exercised by the Investor by way of notice substantially in the form set out in **Schedule 3** ("**Put Option Exercise Notice**") during the Put Option Period. Delivery of the Put Option Exercise Notice shall constitute the exercise of the Put Option by the relevant Investor (such Investor, the "**Put Option Investor**") and shall bind the Company to purchase all (and not some only) of the relevant Subscription Shares held by the Put Option Investor, in accordance with the terms of this Agreement on the date of service of the Put Option Exercise Notice.

6.3 Completion of the sale and purchase of the relevant Subscription Shares pursuant to this Clause 6 ("**Put Option Completion**") shall take place at the office of the Company (or at such other place as the Parties may agree) within 30 calendar days from the date of the Put Option Exercise Notice (or such other date as the relevant Put Option Investor and the Company may agree).

6.4 On the Put Option Completion:

(a) The Put Option Investor, as holder of the relevant Subscription Shares, represents and warrants to and undertakes with the Company (with the intent that the provisions of this Clause 6.4 shall continue to have full force and effect notwithstanding the Put Option Completion) that the Investor Option Warranties are true and accurate in all respects;

(b) against compliance by the Put Option Investor, as holder of the relevant Subscription Shares, of Clause 6.4(a), the Company shall pay to the Put Option Investor the relevant Option Price in Singapore Dollars by way of electronic transfer of funds by crediting for same day value in cleared funds to the bank account of the Put Option Investor as may be notified in writing by the Put Option Investor to the Company no less than five (5) Business Days prior to the Put Option Completion date (or such other payment methods as may be mutually agreed by the relevant Put Option Investor and the Company); and

(c) against compliance by the Company with Clause 6.4(b), the Put Option Investor shall deliver the necessary legal documentation to transfer the relevant Subscription Shares to the Company. For the avoidance of doubt, pending the Put Option Completion, all benefits, rights and advantages relating to the relevant Subscription Shares shall belong to the Put Option Investor.

6.5 Each Party shall bear its own legal and other costs and expenses incurred in connection with the transfer of the relevant Subscription Shares pursuant to an exercise of a Put Option by a Put Option Investor.

7. REPRESENTATIONS AND WARRANTIES

7.1 Warrantor's Representations and Warranties

7.1.1 Each of the Warrantors hereby jointly and severally represents, warrants, and undertakes to the Investor that each of the Warranties is true and accurate in all material respects, is not misleading in any material respect at the date of this Agreement, and that each will remain true and accurate in all material respects and is not misleading in any material respect on the Closing Date as if each has been repeated and given afresh on the Closing Date.

7.1.2 The Warranties are qualified to the extent fully, fairly and specifically disclosed with sufficient detail on the face of such document to enable the Investor to understand the nature and scope of its impact by any specific disclosures made by the Warrantors in writing, whether in agreed

form, in response to queries or otherwise, providing explanation satisfactory to the Investor and detail to enable the Investor to clearly identify the nature, scope and implications of the matters so specifically disclosed.

7.2 **Investor' Reliance**

Each of the Warrantors acknowledges and accepts that the Investor are entering into this Agreement in reliance upon the Warranties.

7.3 **Warranties to be Independent**

Each Warranty is to be construed independently and (subject to Clause 7.1.2 and any other exceptions provided for under this Agreement) is not limited by any provision of this Agreement or another Warranty. For the avoidance of doubt, nothing contained in Clause 7.1.2 reverses the Warrantors' burden of proving that they are entitled to rely on the qualifications set out therein.

7.4 **Awareness of the Warrantors**

Any Warranty qualified by the Warrantors' awareness, the expression "**so far as the Warrantors are aware**" or any similar expression shall, unless otherwise stated, be deemed to refer to the actual knowledge of the Warrantors and such knowledge that the Warrantors would have had if they had made reasonable enquiry of all relevant persons.

7.5 **Notification**

If prior to Closing, any event shall occur which results or may result in any of the Warranties being unfulfilled, untrue or incorrect at the date of this Agreement and/or at Closing, the Warrantors upon becoming aware of the same, shall as soon as reasonably possible, notify the Investor in writing prior to Closing and the Warrantors shall make all such investigations and/or do all such acts concerning the event or matter (including bearing the costs) which the Investor may reasonably require.

7.6 **Warrantors' Indemnities**

7.6.1 The Company and the Founder undertake to indemnify and keep indemnified the Investor from and against all losses that may be suffered or incurred by the Investor which arise out of or result from:

(a) any Tax liability incurred or payable by any of the Group Companies arising from any non-compliance under Applicable Laws in Singapore;

(b) any breach of a covenant or undertaking of the Company contained in this Agreement or the Existing Shareholders' Agreements; and

(c) any omission or failure to register any of the Group Companies' businesses or obtain business or operational licenses or permits as required under Applicable Laws.

7.6.2 The Company and the Founder undertake to jointly and severally indemnify and keep indemnified the Investor from and against all losses that may be suffered or incurred by the Investor which arise out of or result from any irregularity and/or inaccuracy in the invoices, the Consolidated Group Accounts and/or other records of any of the Group Companies. In particular, such indemnity shall operate to cover all losses that may be suffered or incurred by the Investor should the Consolidated Group Audited Accounts differ from the Consolidated Group Management Accounts by more than S$100,000 in respect of any of: (i) revenue, (ii) net profit or loss, (iii) total assets and (iv) total liabilities, to be taken singly and not in aggregate.

7.6.3 All amounts sought to be recovered by any Investor from the Company pursuant to Clause 7.6.1 or Clause 7.6.2 shall be grossed up to exclude such Investor's shareholding in the Company, to ensure that such Investor does not have to directly or indirectly bear a portion of

such amounts by virtue of its shareholding in the Company.

8. COMPANY'S AND FOUNDER'S LIABILITY

8.1 The liability of the Company and the Founder under or pursuant to any of the provisions of this Agreement shall be joint and several. Any liability to the Investor under this Agreement may in **whole** or in part be released, compounded or compromised or time or indulgence given by the Investor in their absolute discretion as regards any of the Company or the Founder under such liability without in any way prejudicing or affecting its rights against the other Parties under the same or a like liability whether joint or several or otherwise.

8.2 The aggregate liability of a Warrantor in respect of any claim made by the Investor against the Company and/or the Founder under Clause 7 of this Agreement or any other breach of this Agreement shall not exceed 120% of the Consideration. The Investor shall not be entitled to recover damages in respect of any claim or otherwise obtain reimbursement or restitution more than once in respect of the same amount of loss. For the avoidance of doubt, nothing in this Agreement shall in any way restrict or limit the general obligation at law of the Investor or each Group Company to mitigate any loss or damage which it may suffer in consequence of any breach by the Warrantors of the terms of the Agreement.

9. INVESTOR'S WARRANTIES

9.1 Each Investor hereby represents, warrants, and undertakes to the Warrantors that the statements below are true, accurate and not misleading as at the date of this Agreement, and that they will remain true and accurate on the Closing Date as if they have been repeated and given afresh on the Closing Date:

9.2 The Investor hereby represents, warrants, and undertakes to the Warrantors that:-

(a) where such Investor is an individual, such Investor has attained the age of 21, is of sound mind and legal competence and have not been adjudged a bankrupt;

(b) where such Investor is a corporation or entity, such Investor is duly organized and validly existing under the laws of is place of incorporation or establishment; and no steps have been taken or being taken to appoint a receiver, manager or liquidator over its assets or undertaking, or to wind up or dissolve the business of such Investor;

(c) such Investor has the full power and authority to enter into and perform all obligations under this Agreement, and all other agreements and transactions contemplated in this Agreement, and all obligations hereby entered into and undertaken constitute valid and legally binding obligations enforceable against it;

(d) the performance of its obligations under this Agreement, and all other agreements and transactions contemplated in this Agreement, will not result in:

   (i) a breach of its constitutional documents (if such Investor is a corporation or entity), or any instrument, contract, document, agreement or any other obligation to which such Investor is bound;

   (ii) a breach of any order, judgment or decree of any court, governmental agency or regulatory body having jurisdiction over each Investor; or

   (iii) a breach of any Applicable Laws,

(e) such Investor shall have and maintains in effect at all times during the term of this Agreement, all licences, authorisations, permits, consents and approvals from the relevant governmental, regulatory or other competent authorities to perform its obligations under this Agreement;

(f) on Closing, such Investor is or will be able to pay the Consideration as stated against

such Investor's name in **Schedule 1** for the relevant Subscription Shares subscribed for and to meet his/its obligations under this Agreement, and the source of funds of such Investor is in compliance with all Applicable Laws and not the subject of any form of sanction under any Applicable Law.

9.3 If prior to Closing, any event shall occur which results or may result in any of such Investor's warranties in Clause 9.1 being unfulfilled, untrue, incorrect or misleading at the date of this Agreement and/or at the Closing Date, such Investor upon becoming aware of the same, shall as soon as reasonably possible notify the Warrantors in writing prior to Closing and such Investor shall make all such investigations and/or do all such acts concerning the event or matter (including bearing the costs) which the Warrantors may reasonably require.

10. INVESTOR RIGHTS AND FOUNDER TRANSFER RESTRICTIONS

10.1 Any further fund raising will similarly be by way of issuing new shares (be it by way of ordinary shares (regardless of share class), preferential shares, share options and/or similar instruments), with the shareholding interests of the then existing Shareholders diluted on a pro rata basis accordingly. The Investor shall the first right of refusal to participate on a pro rata basis in any and all future fund raising prior to an IPO, save that such participation will be on the same terms then offered in such future fund raising.

The Founder hereby agrees that (a) he will not pledge, sell, dispose or transfer any of his shares, rights to his shares or any options granted to him in the Company without the prior written consent of the Investor, and (b) he will procure the Key Persons not to pledge, sell, dispose or transfer any of their shares, rights to their shares or any options granted to them in the Company, without the prior written consent of the Investor.

10.2 The Investor shall have the right: (i) to appoint such qualified person(s) as the Investor may nominate or recommend as placement agent/underwriter of the IPO on NASDAQ (the "**Underwriters**") and (ii) to be granted the exclusive right to place all of the Company's securities to be offered to sale at its IPO on NASDAQ to such Underwriters provided that the Underwriters shall use best efforts to procure placings of not less than US$15,000,000 from the public or qualified investor for the purpose of the IPO on NASDAQ, failing which such Underwriters will forfeit such exclusive right.

10.3 For so long as any Investor holds Subscription Shares, upon the occurrence of any of the following events, such Investor shall have the right to sell to the Founder, and the Founder shall acquire from such Investor, all (and not some only) of Subscription Shares held by such Investor, at a consideration equal to the Consideration paid by such Investor for the Subscription Shares under this Agreement:

(a) there is any default and/or breach of any terms and conditions of this Agreement, gross negligence, wilful misconduct or fraud on the part of the Company and/or the Founder;

(b) there is gross negligence, wilful misconduct or fraud on the part of the directors (other than the directors appointed by the Investor) and/or Key Persons in relation to their management of the operations or business of the Company and any of the Company's subsidiaries;

(c) the Company does not take steps by 30 June 2025 to commence preparation for the IPO (such as the appointment of relevant professionals);

(d) the Company does not commit or provide sufficient resources to attend to the preparation and consummation of an IPO during the period commencing from the date of this Agreement; or

(e) the Company does not submit a full IPO application to NASDAQ (or such other stock exchange as maybe approved by the Investor) within 18 months of the Closing.

11. CLOSING AND PAYMENT OF CONSIDERATION

11.1 Subject to Clause 11.2 and 11.3, Closing shall take place on the Closing Date at the office of the Company (or at such other place as the Parties may agree, including but not limited to Closing by way of electronic means) where all of the events described below shall occur.

11.2 On Closing, against compliance by the Company with Clause 11.3, the Investor shall transfer the relevant Consideration for the relevant Subscription Shares to the Company's Bank Account.

11.3 On Closing, the Company shall do the following on the Closing Date:

(a) enter the Investor as members of the Company on the Company's share register;

(b) do all things necessary in respect of the allotment and issuance of the Subscription Shares in accordance with all Applicable Laws; and

(c) issue the respective share certificate(s) in the name of the Investor in respect of the relevant Subscription Shares duly and validly allotted and issued by the Company.

12. POST-CLOSING UNDERTAKINGS

12.1 As condition subsequent to the Investor investing in the Company and subject to the Closing taking place, the Company and the Founder undertake to:

(a) provide the Investor with a certified true copy of the Company's share register which reflects the Investor as members of the Company following Closing within 5 Business Days after the Closing;

(b) deliver the share certificates to the Investor in respect of their respective Subscription Shares within 5 Business Days after the Closing;

(c) enter into an appropriate lock-up agreement or undertaking in connection with the IPO on NASDAQ (or such other stock exchange as may be approved by the Investor) and as may be required by the relevant exchange regulator, save that such lock-up period shall be for at least a six month period post completion of IPO, and

12.2 If required by the Company, Investor shall enter into an appropriate lock-up agreement or undertaking in connection with the IPO, for a lock-up period of six months following the IPO date, provided that the Investor shall be free to sell such number of shares in the Company immediately upon IPO of a value that is equivalent to the Consideration amount based on the IPO price, with the remaining shares being subject to the lock-up period.

13. INVESTOR TERMINATION

13.1 Without prejudice to any other remedies available, if any Party either fails to comply with the conditions precedent in Clause 4.1, breaches any of the Warranties, fails to comply with the Closing Provisions, or breaches any other Clause in this Agreement, the Party/Parties (acting jointly, if the case may be) not in default may:

(a) defer Closing to an agreed date, and Clause 11 shall apply to the Closing as so deferred; or

(b) waive the relevant non-compliance with the Closing Provisions and proceed to Closing (without prejudice to its rights under the Applicable Laws); and

(c) if the option in Clause 13.1(a) is chosen, and Closing does not take place by the agreed deferred date, terminate this Agreement.

13.2 The Parties may, without any Party defaulting, terminate this Agreement by mutual agreement in writing before Closing.

13.3 Termination of this Agreement shall be without prejudice to any liability or obligations in respect of any matters, undertakings or conditions which shall not have been observed or performed by the relevant Party prior to such termination.

13.4 Any right of termination conferred upon the Parties shall be in addition to and without prejudice to all other rights and remedies available to them and no exercise or failure to exercise such a right of termination shall constitute a waiver of any such other right or remedy.

13.5 In respect of each Investor, this Agreement shall otherwise terminate with respect to such Investor upon the date when such Investor ceases to hold any Shares in the Company or when superseded by another agreement between the Parties on the same subject-matter.

14. CONFIDENTIALITY AND ANNOUNCEMENT

14.1 Each of the Parties undertakes to keep confidential and at all times shall not disclose publicly or to any third party the Confidential Information, the substance of negotiations between the Parties relating to this Agreement, and shall not directly or indirectly make use of, copy in any form or reproduce on any medium, or disclose publicly or to any third party any Confidential Information, except and to the extent that the disclosure:

(a) is required by any Applicable Laws, provided that such Party shall (unless prohibited by any Applicable Law) promptly give to the other Parties such notice of such disclosure and shall co-operate with the other Parties, having due regard to the other Parties' views, and take such steps as the other Parties may reasonably require in order to enable it to mitigate the effects of such disclosure;

(b) is required for the purpose of any judicial proceeding arising out of this Agreement;

(c) is made by the Group Companies, their shareholders and their representatives to the Group Companies' employees and other approved third party advisors or consultants ("**Representatives**") on a need-to-know basis for the purpose of executing and performing this Agreement and on terms that all Representatives receiving Confidential Information agree to comply with the provisions of this Clause 14.1 as if they were a party to this Agreement;

(d) is of information that is or becomes publicly available (other than by breach of this Agreement);

(e) is made after the Party whose information is to be disclosed has given prior written approval for the disclosure; or

(f) is of information that is independently developed by the recipient or is lawfully in his possession prior to the disclosure to him of the information.

14.2 The Parties' confidentiality obligations under Clause 14.1 shall survive for a period of two (2) years from the date all of the Investor cease to own any Shares in the Company.

14.3 No public announcement or publication in respect of this Agreement or any transactions contemplated under this Agreement shall be made without prior written consent from the other Parties, save that for any announcements or publications required by any Applicable Laws may be made with notice (whether before or after the announcement or publication is made) to the other Parties, with a reasonable opportunity to comment on such announcement or publication. For the avoidance of doubt, any announcement or publication includes the timing and contents of such announcements and/or publications.

14.4 Clause 14.1 shall not prohibit disclosure of any information by the Parties for the purpose of effecting a sale of shares, if such disclosure is made to a third party who had entered into *bona*

fide discussions with the relevant Party to purchase its shares, or to the Representatives of such third party, and provided that the third party and its Representatives agree to keep such information confidential on terms which are reasonable for the protection of the interests of the Parties by the execution of confidentiality agreements.

14.5 Clause 14.1 shall not prohibit disclosure of any information by the Parties for the purpose of inviting potential investor to participate in this financing round on the same or similar terms as found in this Agreement, or in any preceding term sheet, if such disclosure is made to a third party who had entered into *bona fide* discussions with the relevant Party to subscribe for ordinary shares, or to the Representatives of such third party, and provided that the third party and its Representatives agree to keep such information confidential on terms which are reasonable for the protection of the interests of the Parties by the execution of confidentiality agreements.

14.6 All Confidential Information shall remain the property of the Party disclosing such information. No rights, including but not limited to, intellectual property rights, in respect of the Confidential Information are granted to the other Party. Upon termination of this Agreement, the Party receiving Confidential Information shall return or destroy such Confidential Information, together with copies thereof. Where Confidential Information is in physical form, destruction shall mean the shredding of documents; where Confidential Information is in digital form, destruction shall mean the permanent deletion of digital copies.

14.7 The Parties agree that damages alone would not be an adequate remedy for any breach of this Agreement by the Receiving Party, as it would cause irreparable injury to the Company. In addition to all other rights and remedies available to the Company at law or in equity, the Company shall be entitled to an injunction to restrain any act in breach of this Agreement and to specific performance of any act required to perform this Agreement.

14.8 Notwithstanding the provisions herein, Investor shall be permitted to make NASDAQ announcements and associated press releases for this Investment (Subscription Agreement), provided that the contents of such announcements and releases have received the prior written consent of the Founder.

15. MISCELLANEOUS

15.1 Costs and Expenses

Each Party shall bear its own costs and expenses incurred in connection with negotiating, preparing and completing this Agreement and the transactions contemplated in this Agreement, save that the Company shall (if Closing occurs) reimburse reasonable expenses incurred by the Investor in connection with the drafting, preparation, negotiation and entry into of the transaction contemplated under this Agreement up to S$10,000 in aggregate.

15.2 Notices

15.2.1 All notices and communications given under this Agreement shall be in writing in the English language and shall be delivered personally, sent by registered post, courier or email (as applicable) to the addresses associated with each of the Parties as follows:

The Investor

Please refer to **Schedule 1**

<u>The Company</u>

Address	:	28 Genting Lane #05-07 Singapore 349585
Attention	:	Mr Wong Yee Leong / Ms Audrey Teo
Email Address	:	ryan@evvolabs.com / audrey@evvolabs.com
Telephone	:	+65 6258 4914

The Founder

Address	:	52 Lorong K Telok Kurau #01-06 Singapore 425780
Attention	:	Wong Yee Leong
Email Address	:	ryan@evvolabs.com
Telephone	:	+65 8085 0468

15.2.2 The Parties shall be entitled to mutually agree in writing to serve notices and communications by way of email, and email attachments, and in such a case, shall exchange valid email addresses in writing for this purpose.

15.2.3 Each Party shall notify the other Parties in writing when there is any change to its details.

15.2.4 A notice shall be effective upon receipt and shall be deemed to have been received (i) at the time of delivery, if delivered by hand, registered post or courier or (ii) at the time of transmission if delivered by email, provided that any notice received after 5 pm (Singapore time) on a Business Day or on any day that is not a Business Day will be deemed to have been received on the next Business Day.

15.3 **Assignment**

This Agreement shall be binding upon and ensure for the benefit of the successors of the Parties. None of the Parties shall be entitled to assign this Agreement or any of its rights and obligations hereunder, save that each Investor shall be entitled to assign its rights and obligations to another party with prior written approval from the Company.

15.4 **Variation**

No variation of this Agreement shall be valid unless it is in writing and signed by all the Parties.

15.5 **Further Assurance**

Each Party undertakes to and for the benefit of each of the other Parties to this Agreement that it shall execute and do and take such steps as may be in its power to procure that all other necessary persons or companies, if any, execute and do all such further deeds, assurances, acts and things as may be required so that full effect may be given to the provisions of this Agreement.

15.6 **Severability**

15.6.1 If any provision of this Agreement is deemed invalid, illegal, or unenforceable, it shall be modified to the minimum extent necessary to make it valid, legal, and enforceable.

15.6.2 If any provision of this Agreement is deemed invalid, illegal, or unenforceable, and cannot be modified, such provision shall be deleted from this Agreement, but without invalidating any of the other provisions which are severable and shall remain in full force and effect.

15.7 **Waiver**

No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such a right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

15.8 **Counterparts and Signatures**

The Parties may execute this Agreement in any number of counterparts, each of which when executed shall constitute an original, but all counterparts shall together constitute the single Agreement. The Parties further agree that this Agreement may be executed electronically, and each Party's electronic signature shall be valid and binding.

15.9 **Entire Agreement**

This Agreement constitutes the entire agreement between the Parties and supersedes all previous agreements, promises, assurances, warranties, representations, and understandings between them, whether written or oral, relating to its subject matter.

15.10 **Language**

This Agreement shall be executed and construed in the English language.

15.11 **Governing Law and Jurisdiction**

This Agreement and any non-contractual obligations arising out of, or in connection with it, shall be governed by, and interpreted in accordance with Singapore law, and the Parties irrevocably submit to the exclusive jurisdiction of Singapore courts.

15.12 **No Third-Party Enforcement**

The Contracts (Rights of Third Parties) Act 1999 of Singapore shall not under any circumstances apply to this Agreement and any person who is not a party to this Agreement (whether or not such person shall be named, referred to, or otherwise identified, or shall form part of a class of persons so named, referred to, or identified, in this Agreement) shall have no right whatsoever under the Contracts (Rights of Third Parties) Act 1999 of Singapore to enforce this Agreement or any of its terms.

IN WITNESS WHEREOF, this Agreement has been entered on the day and year first above written:

The Investor

Signed by)
GOH KIAN HWA)
for and on behalf of)
ORANGEKLOUD INVESTMENTS PTE LTD)
in the presence of:)

____
Witness Name: Toh Puay Yong
Address: 59 Tampines Central 7 #09-17
Citylife@Tampines, S(528594)

The Company

Signed by)
WONG YEE LEONG)
for and on behalf of)
EVVO LABS PTE. LTD.)
in the presence of:)

____
Witness Name: TEO EE LYN AUDREY
Address: 549B Segar Road #11-646 S(672549)

The Founder

Signed by)
WONG YEE LEONG)
in the presence of:)

____
Witness Name: TEO EE LYN AUDREY
Address: 549B Segar Road #11-646 S(672549)

s

SCHEDULE 1

(Particulars of the Investor)

Investor	Address / Contact details	No. of Subscription Shares	Consideration
OrangeKloud Investments Pte Ltd (UEN: 201838062R)	1 Yishun Industrial Street 1 #04-27/28 A'posh Bizhub, Singapore (768160) Email: alex.goh@orangekloud.com / py.toh@orangekloud.com	20,588	S$1,000,000

SCHEDULE 2

Particulars of the Group Companies

1. THE COMPANY

(1)	Registered Office	:	Evvo Labs Pte. Ltd.
(2)	Date of Incorporation	:	9 August 2011
(3)	Place of Incorporation	:	Singapore
(4)	Type of company	:	Limited Private Company
(5)	Authorised Share Capital	:	S$2,500,000 comprising of 588,236 ordinary shares C$1,500,000 comprising of 29,411 ordinary shares
(6)(a)	Registered Shareholders	:	Evergreen Technology & Consultancy Pte. Ltd., Adam T Pasholk, Wong Yee Leong, ICHAM Master Fund VCC
(7)	Directors	:	Wong Yee Leong
(8)	Secretary	:	Tan Tong Leong

SCHEDULE 3

FORM OF PUT OPTION EXERCISE NOTICE

PUT OPTION EXERCISE NOTICE

To: **EVVO LABS PTE. LTD.**
(Company Registration No. 201118918G)
28 Genting Lane #05-07
Platinum 28
Singapore 349585

Date:

Dear Sirs

SHARE SUBSCRIPTION AGREEMENT DATED [________________ 2024] ENTERED INTO BETWEEN [INVESTOR], EVVO LABS PTE. LTD ("Agreement")

We refer to the Agreement. Terms defined in the Agreement shall have the same meaning as used herein.

Pursuant to Clause 6 of the Agreement, we hereby exercise our Put Option and require [the Company] to undertake the Put Option Completion for the acquisition of [______________] Subscription Shares, being the Subscription Shares held by us at the aggregate Option Price of S$[______________________].

Yours faithfully,

For and on behalf of
[*Name of Put Option Investor*]

____
Name:[-]
Designation:**[-]**

SCHEDULE 4

INVESTOR OPTION WARRANTIES

Put Option Investor, as holder of the relevant Subscription Shares, hereby represents and warrants to and undertakes with the Company (with the intent that the provisions of this **Schedule 4** shall continue to have full force and effect notwithstanding the Put Option Completion) that the following Investor Option Warranties (in respect of itself only) are true and accurate in all respects as at the date of the Put Option Completion:

1. it is duly incorporated and validly existing under its laws of incorporation;

2. none of it, and after all due and careful enquiries have been made by the Put Option Investor to establish the accuracy of the relevant matters, its directors, officers and employees, is a Sanctioned Person, and each such person is and has at all times been in full compliance with the applicable Sanctions and all applicable anti-money laundering laws. None of (i) the sale of the Subscription Shares to the Company (as the case may be); (ii) the execution and delivery of the share transfer instrument in respect of the transfer of the Subscription Shares by the Investor ("**Put Option Documentation**"); or (iii) the consummation of any transaction contemplated hereby, or the fulfilment of the terms hereof or thereof, will result in a violation by the Investor or, to the best of the Investor's knowledge, its directors, officers or employees of any Sanctions or any anti-money laundering laws;

3. it is not insolvent or unable to pay its debts as they fall due within the meaning of the Insolvency, Restructuring and Dissolution Act 2018 or any other applicable insolvency legislation;

4. it has full power, capacity and authority to enter into, exercise its rights and perform and comply with its obligations under the Put Option Documentation;

5. all actions, conditions and things required to be taken, fulfilled and done on its part (including the obtaining of any Approval) in order (a) to enable it lawfully to enter into, exercise its rights and perform and comply with its obligations under the Put Option Documentation; and (b) to ensure that these obligations are valid, legally binding and enforceable have been taken, fulfilled and done and are or will be in full force and effect;

6. its entry into, exercise of its rights and/or performance of or compliance with its obligations under the Put Option Documentation do not and will not violate or exceed any power or restriction granted or imposed by:

   (a) any law, regulation, authorisation, directive or any order, judgment or decree of any court, tribunal, governmental agency or regulatory body to which it is a party or by which it or any of its assets is bound to which it is subject;

   (b) its constituent documents; or

   (c) any agreement or arrangement to which it is a party or which is binding on it or its assets;

7. upon execution of the Put Option Documentation, its obligations thereunder shall be legally valid, binding and enforceable in accordance with the terms hereof;

8. the relevant Subscription Shares when transferred to the Company (as the case may be) will be free from any and all Encumbrances; and

9. no injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the Put Option Completion or the transfer of the relevant Subscription Shares pursuant to this Agreement is in effect as at the date of the Put Option Completion.

SCHEDULE 5

(Warranties)

1. Disclosure of Information

All information contained in this Agreement, and all other written information made available to the Investor by or on behalf of the Company or its Representatives (including the Founder), was when given (or as at the date of the relevant document) true, complete and accurate in all material respects, and not misleading in any material respect, and there is no fact or matter or circumstances not disclosed in writing to the Investor which renders any such information untrue, inaccurate or misleading in any material respect or which if disclosed might reasonably have been expected to influence the decision of the Investor to enter into this Agreement.

2. Authorisation and Capacity

2.1 Each of the Group Companies is a company duly incorporated and validly existing under its laws of incorporation.

2.2 Subject to the passing of the relevant Shareholders' Resolutions that shall be passed prior to the Closing, the Company has full power and authority to enter into and perform its obligations or implement the transactions contemplated by this Agreement to which it is a party, including, but not limited to, the full power and authority to amend and restate the existing Articles.

2.3 This Agreement to be executed by the Company will upon execution constitute its legal, valid and binding obligations in accordance with its terms and will not:

2.3.1 subject to the passing of the relevant Shareholders' Resolutions which shall be passed prior to the Closing, result in a breach of any provision of its Articles;

2.3.2 result in a breach of any agreement, licence or other instrument or of any order, judgment or decree of any court governmental agency or regulatory body to which it is a party or by which it is bound;

2.3.3 subject to the passing of the relevant Shareholders' Resolutions which shall be passed prior to the Closing, result in a breach of any Applicable Laws; or

2.3.4 result in a breach of, entitle a third party to exercise any right under, relieve a third party from any liability or obligation under, or give rise to or increase any liability or obligation of such Group Company under, any agreement or other document the benefit of which the Company is entitled to or by which it is bound.

2.4 All actions, conditions and things required to be taken, fulfilled and done for the allotment and issuance of the Subscription Shares on Closing will be taken, fulfilled and done by Closing.

3. The Shares and the Group Companies

3.1 As at the date of this Agreement, the information contained in **Schedule 2** are true and accurate. The Shareholders of the Company specified in **Schedule 2** are the sole legal and beneficial owners of all the shares in the capital of the Company and have the right to exercise all voting and other rights over such Shares. The shareholders of the subsidiaries of the Company specified in **Schedule 2** are the sole legal and beneficial owners of the shares in the subsidiaries of the Company and have the right to exercise all voting and other rights over such shares.

3.2 Upon Closing:

3.2.1 the Subscription Shares shall be duly allotted, validly issued and fully paid-up and shall be free from all and any Encumbrances, and (save as set out in the Shareholders' Agreement and Amended Articles) no person has or shall have any rights of pre-

emption over the Class A Shares that have not been validly waived; and

3.2.2 the Company has not made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings of (or actions taken by unanimous written consent by) the Board of Directors.

3.3 The shares in the subsidiaries of the Company comprise the whole of the issued and allotted shares in the subsidiaries of the Company, have been properly and validly issued and allotted and each is fully paid or credited as fully paid.

3.4 No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, registration, sale or transfer, of any share or loan capital or any other security giving rise to a right over, or an interest in, the capital of any Group Company under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

3.5 There are no Encumbrances on the shares in any Group Company.

3.6 Other than the Company and the Active Companies, each Group Company is a dormant company.

4. Corporate Affairs

4.1 Capital Matters

4.1.1 No Group Company has repaid, redeemed or purchased or agreed to repay, redeem or purchase any of its own share or loan capital or other securities of any kind or reduced or agreed to reduce its share capital.

4.1.2 No Group Company has capitalised any profits or reserves, advanced any loan, borrowed any amount or issued any share or loan capital or other security of any kind (or agreed or resolved to do any of the foregoing) in a manner giving rise to a distribution or deemed distribution, or made or agreed to make any other distribution (whether of income or capital) except dividends shown in the Consolidated Group Management Accounts.

4.1.3 No Group Company has paid or received any dividend or other distribution paid in breach of any Applicable Laws.

4.1.4 No Group Company has issued or filed a prospectus for the issue of any equity share capital, or made any public offer of its securities at the time of Closing.

4.2 Investments, Associations and Branches

4.2.1 Other than as disclosed in **Schedule 2**, each Group Company is wholly-owned, directly or indirectly, by the Company.

4.2.2 No Group Company has any interest in, or has agreed to acquire, any share capital or other security of any other company (wherever incorporated) other than the subsidiaries of the Company set out in **Schedule 2**.

4.2.3 No Group Company is, nor has agreed to become, a member of or party to any partnership, joint venture, consortium or other unincorporated association, body or undertaking or profit or loss sharing arrangement with any other entity or business at the time of Closing.

4.2.4 Save as set out in **Schedule 2**, no Group Company has any branch, agency, place of business or permanent establishment outside the jurisdiction in which it is incorporated.

4.3 **Corporate Standing**

4.3.1 Each Group Company has always operated its operations and conducted its affairs (including the allotment or issue of shares or securities of any kind and the payment of dividends) in all respects in accordance with its constitution or equivalent constitutional documents) and with any Applicable Laws.

4.3.2 No Group Company is currently in violation or default (i) of any provisions of its constitution or equivalent constitutional documents) and organizational documents, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, (iv) under any lease, agreement, contract or purchase order to which it is a party, or (v) of any provision of Applicable Laws.

4.3.3 The copies of the constitution (or equivalent constitutional document) of each Group Company which have been provided to the Investor or their advisers are complete and accurate, in full force and effect, and fully set out the rights and restrictions attaching to each class of share capital of such Group Company.

4.3.4 Each Group Company has duly and promptly delivered to the companies registry (or equivalent governmental authority) in the place of its incorporation or registration all documents required in accordance with the laws applicable to it.

4.4 **No Breach of Foreign Ownership Restrictions**

No Group Company is in breach of any foreign ownership restrictions under any Applicable Laws.

4.5 **Books and Records**

4.5.1 The register of members and other statutory books of each Group Company have been properly kept and contain an accurate and complete record of the matters with which they should deal and have been made available to the Investor. No notice or allegation that any of them is incorrect or should be rectified has been received.

4.5.2 The accounting records of each Group Company:

(a) are up to date and have been maintained in accordance with Applicable Laws and applicable standards, principles and practices generally accepted in its place of incorporation on a proper and consistent basis; and

(b) contain complete and accurate records of all information required to be entered in them.

4.5.3 All of the books, records, control and other systems, data and information of each Group Company are recorded, stored, maintained or operated or otherwise held by such Group Company (or its duly appointed corporate secretarial and other service providers).

4.5.4 All board resolutions and shareholder resolutions passed by the board and the shareholders of the respective Group Companies (as the case may be) are valid and unchallenged by their directors and/or their shareholders.

4.6 **Filings**

All returns, particulars, resolutions and other documents which each Group Company is required by Applicable Laws to file with or deliver to any authority in any jurisdiction (including without limitation the Registrar) and, all returns, particulars, resolutions and other documents which each Group Company is required by Applicable Laws to file with or deliver to any authority in any jurisdiction (including the Registrar) have been correctly made up and filed or,

as the case may be, delivered.

4.7 **Trade Names**

No Group Company has carried on operations under any name other than its full corporate name and there are no circumstances by reason of which any Group Company may become obliged to change its name or trade under a different name. No Group Company has granted to any other person the right to use or carry on business under its name or any similar name.

5. Powers of Attorney

No Group Company has given a power of attorney or other authority (actual, apparent or ostensible) by which a person may enter into an obligation on such Group Company's behalf.

6. Accounts

6.1 **Consolidated Group Management Accounts**

6.1.1 The Consolidated Group Management Accounts were properly prepared in a manner consistent with that adopted in the preparation of its management accounts for all periods ended during the 12 months prior to the Consolidated Group Management Accounts Date.

6.1.2 Having regard to the purpose for which the Consolidated Group Management Accounts were prepared, they give a true and fair view of the state of affairs of each Group Company as at the Consolidated Group Management Accounts Date, are not misleading in any respect and neither overstate the value of the assets nor understate the liabilities (actual or contingent) of each Group Company as at the dates to which they were drawn up and do not overstate the profits of each Group Company in respect of the periods to which they relate.

6.1.3 The Consolidated Group Management Accounts make full provision for all actual liabilities outstanding as at the Consolidated Group Management Accounts Date in accordance with the accounting standards, principles, policies and practices generally accepted in the place of incorporation of the relevant Group Company.

6.1.4 The Consolidated Group Audited Accounts shall not differ from the Consolidated Group Management Accounts by more than S$100,000 in respect of any of: (i) revenue, (ii) net profit or loss, (iii) total assets and (iv) total liabilities, to be taken singly and not in aggregate.

6.2 **[Intentionally Left Blank]**

6.3 **Position since the Consolidated Group Management Accounts Date**

Since the Consolidated Group Management Accounts Date, save as provided for, or noted in, the Consolidated Group Management Accounts:

6.3.1 there has been no material adverse change in any Group Company's financial position or prospects or turnover and no event, fact or matter has occurred or is likely to occur which will or is likely to give rise to any such material adverse change;

6.3.2 each Group Company's operations have been carried on in the ordinary and usual course of business;

6.3.3 no Group Company has acquired or disposed of, or agreed to acquire or dispose of, any material business or any material asset;

6.3.4 there has been no debtors of any Group Company of a material amount apart from

those set out in the Consolidated Group Management Accounts;

6.3.5 there has been no material change to a contract or agreement by which a Group Company or any of its assets is bound or subject;

6.3.6 there has been no change in any compensation arrangement or agreement with any employee, officer, director or stockholder of any Group Company;

6.3.7 there has been no waiver or compromise by a Group Company of a valuable right or of a debt owed to it; and

6.3.8 there is no matter which might suggest that any assets or liabilities (actual or contingent) have been omitted from or mis-stated in the Consolidated Group Management Accounts.

6.4 **Taxation**

6.4.1 Adequate and proper provision or reserve has been made in the Consolidated Group Management Accounts for all Taxation liable to be assessed on each Group Company or for which each is or may become accountable in respect of:

(i) profits, gains or income (as computed for Taxation purposes) arising or accruing or deemed to arise or accrue on or before the Consolidated Group Management Accounts Date; and

(ii) any transactions effected or deemed to be effected on or before the Consolidated Group Management Accounts Date or provided for in the Consolidated Group Management Accounts.

6.4.2 Adequate and proper provision for deferred Taxation has been made in the Consolidated Group Management Accounts in accordance with accounting principles, standards and practices generally accepted at the date of this Agreement in the country of incorporation of the relevant Group Company.

6.5 **Miscellaneous**

6.5.1 The consummation of the transactions contemplated under this Agreement will not have any adverse financial or operational effect on any Group Company.

6.5.2 No dividend or other distribution has been declared, paid or made by any Group Company since the Consolidated Group Management Accounts Date.

7. Financial

7.1 **Financial Facilities**

Each Group Company is in compliance with all financial facilities (including loans, derivatives and hedging arrangements) outstanding or available to such Group Company in accordance with their terms, and there are no circumstances whereby the continuation of any such facilities might be prejudiced or affected as a result of a transaction effected by this Agreement.

7.2 **Security and Guarantees**

7.2.1 There are no Encumbrances on the whole or any part of any Group Company's assets, undertaking or goodwill and no claim has been made by any person to be entitled to any such Encumbrance.

7.2.2 No Group Company has given any guarantee, indemnity, comfort or support (whether legally binding or not and whether actual or contingent) in relation to the obligations of

another person.

7.2.3 No person has given any guarantee, indemnity, comfort or support (whether legally binding or not and whether actual or contingent) or created any Encumbrance in relation to any Group Company's obligations.

7.3 **Off-balance Sheet Financing**

7.3.1 No Group Company has any outstanding loan capital, nor has it factored, discounted or securitised any of its receivables, nor has it engaged in any financing of a type which would not be required to be shown or reflected in the Consolidated Group Management Accounts or borrowed any money which it has not repaid.

7.3.2 No Group Company has any off-balance sheet liability of any nature to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by such Group Company.

7.4 **No Undisclosed Liabilities**

There are no liabilities, whether actual or contingent, of any Group Company other than (i) liabilities disclosed or provided for in the Consolidated Group Management Accounts; (ii) liabilities incurred in the ordinary and usual course of business since the Consolidated Group Management Accounts Date, none of which is material; or (iii) liabilities disclosed elsewhere in this Agreement.

7.5 **Insolvency**

7.5.1 No petition has been presented, meeting convened, resolution passed, procedure commenced or other step taken or order made or threatened for:

(a) the winding up or dissolution of any Group Company;

(b) the appointment of an administrator in respect of any Group Company; or

(c) the appointment of a receiver (including an administrative receiver) in respect of any Group Company or all or any of its assets or undertaking.

7.5.2 No scheme of arrangement, compromise or other arrangement between any Group Company and its creditors and/or members or any class of its creditors and/or members has been proposed, sanctioned or approved.

7.5.3 No Group Company is insolvent or unable to pay its debts as they fall due.

7.5.4 There is no unsatisfied judgment or court order outstanding against any Group Company.

7.5.5 No distress, execution or other process has been levied on any asset of any Group Company.

7.5.6 No Group Company is or has been party to or is interested in any transaction with any third party which could constitute (in whole or part) a transaction at an undervalue, a preference, an invalid floating charge.

7.5.7 No bankruptcy order has been made in respect of any current director or officer of any Group Company and no petition for such an order has been presented.

8. **Regulatory and Compliance**

8.1 **Compliance**

Each Group Company and (in relation to its operations and assets) its directors and officers have at all times complied in all respects with all Applicable Laws in the relevant jurisdictions in which the Group Company has operations and/or legal presence. No governmental authority has raised any objections, or sent any warnings or cautionary notices, or any notice or communication alleging a default under Applicable Laws by any of the Group Companies.

8.2 **Licences**

8.2.1 No Group Company requires any licences, permits, consents, permissions, authorisations and any similar authority (other than those which are currently in force or are in the process of being renewed) to enable it to carry on its operations as it is presently carried on.

8.2.2 No act, event or omission has occurred or, so far as the Warrantors are aware, is alleged as a result of which any such licence, permit, consent, permission, authorisation or any similar authority may be suspended, cancelled, revoked or not renewed and there are no events or circumstances (including the signature or performance of this Agreement) likely to lead to any such suspension, cancellation, revocation or non-renewal.

8.3 **Litigation**

8.3.1 Neither any Group Company nor (in relation to acts or defaults for which any Group Company may be vicariously liable) any other person is, or has been, involved, in any litigation, arbitration, dispute resolution, administrative or criminal proceedings (other than as claimant in the collection of debts arising in the ordinary and usual course of its business).

8.3.2 No litigation, arbitration, dispute resolution, administrative or criminal proceedings are pending or, so far as the Warrantors are aware, threatened by or against any Group Company or (in relation to acts or defaults for which any Group Company may be vicariously liable) any other person (other than as claimant in the collection of debts arising in the ordinary and usual course of its business) and so far as the Warrantors are aware, there are no events or circumstances (including the signature or performance of this Agreement) likely to give rise to any such litigation, arbitration, dispute resolution, administrative or criminal proceedings (other than as claimant in the collection of debts arising in the ordinary and usual course of its business).

8.3.3 There is no outstanding order, decree, judgment, award or decision of any court, tribunal, arbitrator, mediator or governmental or other competent authority or agency to which any Group Company, or (in relation to acts or defaults for which any Group Company may be vicariously liable) any other person, is entitled or by which any Group Company or (in relation to acts or defaults for which any Group Company may be vicariously liable) such other person is bound in the jurisdictions in which such Group Company has operations and/or legal presence.

8.3.4 So far as the Warrantors are aware, no person who now is or who at any time within the last three (3) years was a director or officer of any Group Company has been subject to any disqualification order or undertaking under the laws applicable to it.

8.3.5 No Group Company has been convicted of any offence, and so far as the Warrantors are aware, no officer, employee, or agent of any Group Company has been convicted of any offence.

8.3.6 No Group Company nor any person for whose acts or defaults any Group Company may be vicariously liable has induced a person to enter into an agreement or arrangement with any Group Company by means of an unlawful payment, bribe, contribution, gift or other inducement or has given or offered or made an unlawful

payment, bribe, contribution, gift or other inducement to a government official or employee.

8.4 **Investigation**

There is not and has not been any governmental or other investigation, inquiry or disciplinary proceeding concerning any Group Company, so far as the Warrantors are aware, none is pending or threatened and there is no event or circumstance likely to give rise to any investigation, inquiry or proceeding.

9. Contractual Matters

9.1 There are no capital commitments entered into or proposed by any of the Group Companies other than in the ordinary and usual course of business.

9.2 All contracts entered into by the Group Companies have been duly authorised, executed, delivered and complied with by the relevant Group Company and the counterparties, and are valid, binding and enforceable, and no Group Company or counterparty is in breach of its/their obligations thereunder.

9.3 There are no events or circumstances likely to give rise to the termination, rescission, avoidance or repudiation of any of the contracts entered into by the Group Companies and no notice of termination or of intention to terminate has been given or received in respect of any of them.

9.4 Except for this Agreement, there are no agreements, understandings, instruments, contracts or proposed transactions to which any Group Company is a party or by which it is bound that involve obligations (contingent or otherwise) of, or payments to, such Group Company in excess of S$100,000.

9.5 No Group Company has incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of S$100,000 or in excess of S$200,000 in the aggregate.

9.6 Save as otherwise disclosed or contemplated in this Agreement:

9.6.1 no Group Company is indebted, directly or indirectly, to any of its directors, officers or Save as otherwise disclosed or contemplated in this Agreement: employees or to their respective spouses or children or to any Affiliates of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees; and

9.6.2 no Group Company's director, officer or employee, or any member of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to any Group Company or have any (i) commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any Group Company's customers, suppliers, service providers, joint venture partners, licensees and competitors, (ii) direct or indirect ownership interest in any firm or corporation with which any Group Company is affiliated or with which any Group Company has a business relationship, or any firm or corporation which competes with any Group Company; or (iii) financial interest in any contract with any Group Company.

10. Assets and Equipment

10.1 **Ownership and Possession**

Each asset included in the Consolidated Group Management Accounts or acquired by each Group Company since the Consolidated Group Management Accounts Date is:

10.1.1 legally and beneficially owned solely by such Group Company;

10.1.2 where capable of possession, in the possession or under the control of such Group Company;

10.1.3 where required to be registered or licensed, is duly registered or licensed; and

10.1.4 is not the subject of any factoring arrangement, conditional sale or credit agreement.

10.2 **Adequacy of Assets etc.**

10.2.1 Other than the assets included in the Consolidated Group Management Accounts, each Group Company does not require any other material assets, equipment, vehicles or services in order to carry on the operations of such Group Company as it is presently carried on.

10.2.2 All material fixtures and equipment owned or used by each Group Company are in good repair and working order.

11. Intellectual Property and ICT Infrastructure

11.1 **Definitions**

For the purposes of this Paragraph 11:

"**Business IP**" means all Intellectual Property which is owned or which is used in the Business by the Group Companies including all Intellectual Property in the products and services supplied and/or developed by them;

"**ICT Infrastructure**" means the information and communications technology infrastructure and systems including Software, hardware, firmware and networks which are used in the Business at the Closing Date;

"**Intellectual Property**" means:

(a) patents, trademarks, service marks, logos, get-ups, trade names, internet domain names, rights in designs, copyright (including rights in computer software), rights in know-how and all other intellectual property rights, in each case whether registered or unregistered;

(b) rights under licences, consents, statutes, orders or otherwise in relation to a right in paragraph (a) of this definition;

(c) rights of the same or similar effect or nature to those in paragraphs (a) and (b) of this definition anywhere in the world;

(d) renewals, reversions or extensions, applications and rights to apply for any of the rights in paragraphs (a), (b) and (c) of this definition; and

(e) the right to sue for damages for past infringement of any right referred to in this definition;

"**Licence-In**" means an agreement by a person to license Intellectual Property to any Group Company;

"**Licence-Out**" means an agreement by any Group Company to license or sublicense Intellectual Property to a person;

"**Licensed Business IP**" means any Business IP which is currently licensed or sublicensed to any Group Company;

"**Off-The-Shelf-Software**" means any generally commercially available software in executable code form licensed pursuant to a shrink wrap or click wrap license agreement or other standard license terms and conditions that is available for a cost of not more than S$25,000 in the aggregate for all users and work stations on an annual basis;

"**Owned Business IP**" means any Business IP which is owned by any Group Company;

"**Publicly Available Software**" means any software that is distributed as open source software, free software or pursuant to any similar distribution and/or licensing model; and

"**Software**" means any and all computer programs in both source and object code form, including all modules, routines and subroutines and all source and other preparatory materials relating to the above including user requirements, functional specifications and programming specifications, programming languages, algorithms, flow charts, logic, logic diagrams, orthographic representations, file structures, coding sheets, coding and including any manuals or other documentation and all enhancements, improvements, replacement and derivative works relating to any of the above.

11.2 **Ownership and Licensing**

11.2.1 Each Group Company is the sole legal and beneficial owner, or lawful licensee, of its Business IP.

11.2.2 All Owned Business IP that is registered with a governmental authority is valid, enforceable and subsisting and nothing has been done or omitted to be done which will cause any of it to cease to be so.

11.2.3 All Owned Business IP created for the Group Companies has been created by an employee of a Group Company acting within the course of his or her employment or a third party bound by an agreement vesting ownership in a Group Company resulting in ownership of that Owned Business IP vesting in a Group Company.

11.2.4 Excluding agreements relating to Off-The-Shelf Software or Publicly Available Software, (a) true and complete copies of all Licences-In and Licences-Out have been made available to the Investor, and (b) all Licences-In and Licences-Out are in writing and are in full force, enforceable, valid and subsisting.

11.3 **Maintenance of Business IP**

11.3.1 Each Group Company has taken all steps necessary for the protection of its Owned Business IP and its rights in any Licensed Business IP.

11.3.2 All renewal and extension fees, including without limitation all fines, penalties and interests in respect of all registered Owned Business IP have been paid in full on or before the date due.

11.4 **Dealings and adequacy of rights**

11.4.1 None of the Owned Business IP is subject to any Encumbrance, except in respect of any Licences-Out.

11.4.2 Other than under a Licence-Out, no Group Company has authorised or otherwise expressly or impliedly permitted any use of its Business IP.

11.4.3 The Business IP is not adversely affected by the transactions contemplated under this Agreement and will be available for use by the relevant Group Companies on the Closing Date.

11.4.4 The Owned Business IP and Licensed Business IP together comprise all Intellectual Property material to and/or reasonably necessary to carry on the Business as

conducted by the Group Companies at the Closing Date and to carry out all existing obligations and commitments of the Group Companies as at the Closing Date.

11.5 **Infringements**

11.5.1 The activities, processes, methods, products, services, web sites, documents, materials and Intellectual Property used or manufactured by any Group Company prior to Closing do not at the Closing Date, infringe or make unauthorised use of the rights of any person.

11.5.2 No person or governmental authority has made any written claim or challenge in relation to the Owned Business IP and, so far as the Warrantors are aware, there is not, and there has not been in the three (3) years immediately preceding the Closing Date, an actual, suspected or threatened infringement or unauthorised use of any Owned Business IP, nor, so far as the Warrantors are aware, are there any circumstances reasonably likely to result in such unauthorised use or infringement.

11.5.3 No Software included in the Owned Business IP contains, is combined with, is derived from, is linked to or distributed with or is being or was developed using Publicly Available Software that: (A) imposes a requirement or condition that any of the Group Companies grant a license under its patent rights or that any Software included in the Owned Business IP: (1) be disclosed or distributed in source code form; (2) be licensed for the purpose of making modifications or derivative works; or (3) be redistributable at no charge; or (B) otherwise imposes any other limitation, restriction, or condition on the right or ability of a Group Company to use or distribute any such any Software.

11.5.4 No Group Company is subject to any order or injunction or other restrictive measure or undertaking imposed by any governmental authority in relation to the Business IP (including, without limitation, any prohibition or restriction on use) and, so far as the Warrantors are aware, none is pending or threatened.

11.6 **Claims**

11.6.1 No claims, disputes or proceedings in respect of the Business IP have been settled by any Group Company in the three (3) years immediately preceding the Closing Date.

11.6.2 There are no claims, disputes or proceedings and so far as the Warrantors are aware, none is pending or threatened in relation to, and there are no existing circumstances which have an adverse effect on:

(i) the Owned Business IP or any Group Company's ownership of its Business IP; or

(ii) any Group Company's rights in and use of its Licensed Business IP.

11.7 **ICT Infrastructure**

11.7.1 The ICT Infrastructure which is currently used in the Business constitutes all the information and communications technology and other systems infrastructure reasonably necessary to carry on the Business as at Closing.

11.7.2 The ICT Infrastructure is in reasonable repair and condition and regularly maintained.

11.7.3 No Group Company has experienced in the three (3) years immediately preceding the Closing Date any material disruption in or to its operations or business as a result of any defect in any part of the ICT Infrastructure.

11.7.4 Software which is Owned Business IP is not the subject of any source code escrow arrangement and the Group Companies have taken commercially reasonable steps to protect and maintain the confidentiality of all trade secrets included in the Owned

Business IP, including source code.

12. Tax

12.1 Returns, Information and Clearances

12.1.1 All computations, payments and returns which should have been made by each Group Company in respect of Tax or for any fiscal purpose have been made within the requisite periods and are up to date, correct and on a proper basis and none of them is now the subject or is likely to be the subject of any dispute with the relevant tax authority and in particular the returns in relation to Tax will not give rise to any assessment, adjustment or set-off (including any claim for interest on unpaid Tax) by the relevant tax authority.

12.1.2 Each Group Company is in possession of sufficient information to enable it to compute its liability to Taxation insofar as it depends on any transaction.

12.1.3 No transaction has been effected by a Group Company in respect of which any consent or clearance from the relevant taxation authorities or other governmental authorities was required or was or could have been sought (i) without such consent or clearance having been validly obtained before the transaction was effected, (ii) otherwise than in accordance with the terms of and so as to satisfy any conditions attached to such consent or clearance and (iii) otherwise than at a time when and in circumstances in which such consent or clearance was valid and effective.

12.1.4 All particulars furnished to the relevant taxation authorities or other governmental authorities, in connection with the application for any consent or clearance by each Group Company, fully and accurately disclosed all facts and circumstances relevant to the decision of the relevant taxation authorities.

12.1.5 So far as the Warrantors are aware, there are no circumstances that have arisen since any application for any such consent or clearance was made which might reasonably be expected to cause such consent or clearance to be or become invalid or to be withdrawn by the relevant taxation authorities or the governmental authority concerned.

12.1.6 No Group Company has taken any action which has had, or will have, the result of altering, prejudicing or in any way disturbing any arrangement or agreement which it has previously had with the relevant taxation authorities.

12.2 Penalties and Interest

No Group Company has paid, or become liable to pay, any fine, penalty or interest charged by virtue of any other statutory provision relating to Taxation.

12.3 Taxation Claims, Liabilities and Reliefs

12.3.1 No relief (whether by way of deduction, reduction, set-off, exemption, postponement, roll-over, hold-over, repayment or allowance or otherwise) from, against or in respect of any Taxation has been claimed and/or given to any Group Company which could or might be effectively withdrawn, postponed, restricted, clawed back or otherwise lost as a result of any act, omission, event or circumstance arising or occurring at or at any time after Closing.

12.3.2 No Group Company is nor may it become liable to pay, or make reimbursement or indemnity in respect of, any Taxation (or amounts corresponding thereto) in consequence of the failure by any other person to discharge such Taxation within any specified period or otherwise, where such Taxation relates to a profit, income or gain, transaction, event, omission or circumstance arising, occurring or deemed to arise or occur (whether wholly or partly) prior to Closing.

12.3.3 No Group Company has during the five-year period prior to Closing taken any action which has had, or will have, the result of altering, prejudicing or in any way disturbing any arrangement or agreement which it has previously had with the Inland Revenue Authority of Singapore or other taxation authorities.

12.3.4 No Group Company owns nor has agreed to acquire, any asset, nor has received or agreed to receive any services or facilities (including the benefit of any licences or agreements), the consideration for the acquisition or provision of which was or will be in excess of its market value, or otherwise than on an arm's length basis.

12.3.5 No Group Company has disposed nor has it agreed to dispose of any asset, nor has it provided or agreed to provide any services or facilities (including the benefit of any licences or agreements), the consideration for the disposal or provision of which was or will be less than its market value, or otherwise than on an arm's length basis.

12.3.6 No Group Company has incurred a loss on the disposal or deemed disposal of an asset other than trading stock in relation to which its ability to set the whole of that loss against any chargeable gain arising in the same or a later accounting period is or may be restricted or excluded.

12.4 **Company Residence**

Each Group Company has been resident for tax purposes in its country of incorporation and nowhere else at all times since its incorporation and will be so resident at Closing.

12.5 **Deductions from Payments**

Each Group Company has complied in all respects with all statutory provisions relating to Taxation and requiring the deduction of Tax from any payment made by it, and has properly accounted for, and remitted or paid to the Inland Revenue Authority of Singapore or other taxation authorities within the time required.

12.6 **Anti-avoidance Provisions**

No Group Company has since its incorporation engaged in, or been a party to, any transaction or series of transactions or scheme or arrangement of which the main purpose, or one of the main purposes, was or could be said to be the avoidance of, or deferral of or a reduction in the liability to, Taxation.

13. Employees, etc.

13.1 There are no current, and so far as the Warrantors are aware, pending or threatened claims of any type against any Group Company by any existing or former directors or employees or by any existing or former consultants to any Group Company.

13.2 Each Group Company has discharged its obligations in full in relation to fees and all other benefits and emoluments relating to its existing and former directors or employees in respect of all prior periods.

13.3 No Group Company has adopted, whether informally or formally and whether in writing or otherwise, any policy or practice of making redundancy payments in excess of statutory minima nor has it historically made any such redundancy payments.

13.4 No circumstances have arisen or exist under which any Group Company may be required to pay damages or compensation, or suffer any penalty or be required to take corrective action or be subject to any form of sanction under any applicable employment laws. There are no current, and so far as the Warrantors are aware, pending or threatened claims of any type against any Group Company by any existing or former directors or employees of any Group Company.

13.5 No director, officer or employee of any Group Company is entitled to any bonus or award or

grant of shares as a result of the transactions contemplated under this Agreement. Save as required by law, upon termination of the employment of any such employees, no severance or other payments will become due. No Group Company has any policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

13.6 So far as the Warrantors are aware, none of the Key Persons or directors of any Group Company has been (i) subject to voluntary or involuntary petition under the applicable bankruptcy laws or insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his or her business or property; or (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses).

14. Founder's Interests

14.1 The Founder is not directly or indirectly concerned in any other business which is competitive or likely to be competitive with the business of the Group. For the purpose of this Paragraph 14, a Founder is concerned in a business if he (either personally or through an Affiliate or agent):

14.1.1 directly or indirectly engages or is concerned or interested (whether as a shareholder, an employee, agent, independent contractor or otherwise) in the conduct of the business;

14.1.2 carries on for his own account either alone or in partnership or is concerned as a director or shareholder in any company engaged in the business; or

14.1.3 assists any person, firm or company with technical advice in relation to the business,

but does not include the holding of securities by the Founder in a publicly listed company where his or her holding is solely for investment purposes and is less than 5% of the capital of such company.

15. Insurance

15.1 All the assets of each Group Company which are capable of being insured have at all material times been and are insured to the full replacement value thereof against fire and other risks normally insured against by companies carrying on similar businesses or owning assets of a similar nature.

15.2 Each Group Company has at all material times been and is adequately covered against accident, physical loss or damage, third party liability and other risks normally covered by insurance by such companies or as required to be covered by insurance in accordance with (i) all Applicable Laws or (ii) any contract entered into by such Group Company (where applicable).

15.3 In respect of each insurance policy taken out by the Group Companies:

15.3.1 all premiums and any related insurance premium taxes have been duly paid to date;

15.3.2 all the policies are in full force and effect;

15.3.3 no act, omission, misrepresentation or non-disclosure by or on behalf of any Group Company has occurred which makes any of these policies void, voidable or unenforceable;

15.3.4 no circumstances have arisen which would render any of the policies void or unenforceable for illegality or otherwise;

15.3.5 there has been no breach of the terms, conditions and warranties of any of the policies that would entitle insurers to decline to pay all or any part of any claim made under the policies or to terminate any policy;

15.3.6 there are no special or unusual limits, terms, exclusions or restrictions in any of the policies; and

15.3.7 the premiums payable are not in excess of the normal rates and no circumstances exist which are likely to give rise to any increase in premiums.

15.4 No insurance claim (save for medical insurance claims) has been made by any Group Company during the past three (3) years.

15.5 No insurance claim is outstanding and so far as the Warrantors are aware, no circumstances exist which are likely to give rise to any insurance claim.

15.6 No claim (save for medical insurance claims) has been refused or settled below the amount claimed during the three-year period prior to Closing.

16. Data Privacy

16.1 For the purposes of this paragraph, "**Data Protection Law**" means all Applicable Laws relating to the collection, disclosure, use, storage transfer or processing of Personal Information, in any jurisdiction in which any Group Company operates, including the Personal Data Protection Act 2012 (No. 26 of 2012 of Singapore).

16.2 In connection with its collection, storage, use and/or disclosure of any information that constitutes "personal information," "personal data" or "personally identifiable information" as defined in Data Protection Law (collectively "**Personal Information**") by or on behalf of each Group Company, each Group Company is and has been in compliance with (i) all Data Protection Law, (ii) each Group Company's privacy policies and public written statements regarding each Group Company's privacy or data security practices, and (iii) the requirements of any contract codes of conduct or industry standards by which each Group Company is bound.

16.3 Each Group Company maintains and has maintained reasonable physical, technical, and administrative security measures and policies designed to protect all Personal Information owned, stored, used, maintained or controlled by or on behalf of such Group Company from and against unlawful, accidental or unauthorized access, destruction, loss, use, modification and/or disclosure.

16.4 There has been no occurrence of:

16.4.1 unlawful, accidental or unauthorized destruction, loss, use, modification or disclosure of or access to Personal Information owned, stored, used, maintained or controlled by or on behalf of each Group Company; or

16.4.2 unauthorized access to or disclosure of each Group Company's confidential information or trade secrets.

16.5 No individual has claimed, and no grounds exist for an individual to claim compensation from a Group Company for a breach of Data Protection Law.

16.6 No individual has lodged with any Group Company any complaint in relation to any breach or purported breach by such Group Company of Data Protection Law.

16.7 No notice has been received by a Group Company from any competent authority alleging a breach or potential breach of Data Protection Law.

17. Property

The property and assets that the Company owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company's ownership or use of such property or

assets. With respect to the property and assets it leases, the Company is in compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets. The Company does not own any real property.

18. Rights of Registration and Voting Rights

Except as provided in this Agreement, no Group Company is under any obligation to register any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. Except as contemplated in this Agreement, no stockholder of the Company has entered into any agreements with respect to the voting of capital shares of the Company.

19. Anti-Bribery, Sanctions and Anti-Money Laundering

19.1 None of the Group Companies, or any director, officer, employee, shareholder or agent or other person acting on behalf of a Group Company has made, offered, promised or authorized, directly or indirectly, any payment or gift of any money or anything of value to or for the benefit of any "foreign official" (as such term is defined in the United States Foreign Corrupt Practices Act (the "**FCPA**")), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Company or any of the Group Companies in obtaining or retaining business for or with, or directing business to, any person. None of the Group Companies or any director, officer, employee, shareholder or agent or other person acting on behalf of a Group Company has made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation.

19.2 None of the Group Companies or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents have promised, authorized or made any payment to, or otherwise contributed any item of value, directly or indirectly, to any third party, including any Non-U.S. Official (as defined in the FCPA), in each case, in violation of the FCPA, the Bribery Act 2010 of the United Kingdom, the Prevention of Corruption Act 1960 of Singapore or any other applicable anti-bribery or anti-corruption law ("**Anti-Bribery Laws**").

19.3 None of the Group Companies, nor any of their respective directors, officers, managers, employees, independent contractors, representatives or agents, are in violation of the Anti-Bribery Laws.

19.4 None of the Group Companies, or so far as the Warrantors are aware, any director, officer, employee, shareholder or agent of a Group Company is a Sanctioned Person (as defined below). Each of the Group Companies and so far as the Warrantors are aware, the directors, officers, employees, shareholders and agents of the Group Companies is in compliance with all Sanctions (as defined below). None of the Group Companies, or so far as the Warrantors are aware, any director, officer, employee, shareholder or agent of the Group Companies engages in any transaction or dealing with a Sanctioned Person. For the purposes of this paragraph, (i) "**Sanctions**" means any of the laws, executive orders, regulations and rules related to sanctions programs administered by the Office of Foreign Assets Control of the United States Department of the Treasury ("**OFAC**"), the Monetary Authority of Singapore ("**MAS**"), or any other government authorities of Singapore or any other jurisdiction in which the Company or any of its Affiliates does business now or in the future. For ease of reference, and not by way of limitation, OFAC's Sanctions programs are described on OFAC's website at www.treas.gov/ofac; (ii) "**Sanctioned Person**" means any government, country, corporation or other entity, group or individual that appears on the OFAC list of Specially Designated Nationals and Blocked Persons (the "**SDN List**"), the MAS' List of Designated Individuals and Entities, and other lists maintained by OFAC, the MAS, or any other government authorities of Singapore or any other jurisdiction in which the Company or any of its Affiliates does business now or in

the future. For ease of reference, and not by way of limitation, OFAC's SDN List may be found on OFAC's website at: http://www.treas.gov/offices/enforcement/ofac/sdn.

19.5 Each of the Group Companies, and so far as the Warrantors are aware, any director, officer, employee, shareholder or agent of the Group Companies, is in compliance with all applicable anti-money laundering laws, rules and regulations, including, without limitation, the United States Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956-1957); the United States Bank Secrecy Act, as amended by the United States Patriot Act of 2001 and the anti-money laundering laws, rules and regulations of Singapore and any other jurisdiction in which the Group does business now or in the future ("**AML Laws**").

19.6 Neither the Company nor any of its subsidiaries or Affiliates, or so far as the Warrantors are aware, any of their respective directors, officers, managers, employees, independent contractors, representatives or agents, are in violation of Anti-Bribery Laws, Sanctions or AML Laws.

19.7 The Company and each of its subsidiaries and Affiliates maintains systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) which are in compliance with Anti-Bribery Laws, Sanctions and AML Laws.

19.8 No Group Company nor so far as the Warrantors are aware, any of its directors or officers nor any of its employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to Anti-Bribery Laws, Sanctions or AML Laws.